Exhibit 2.3

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of this 28th day of March, 2024, by and between Nuance Intermediary, LLC, a Delaware limited liability company (the “Buyer”), on the one hand, and Sientra, Inc., a Delaware corporation, Mist Holdings, Inc., a Delaware corporation, Mist, Inc., a Delaware corporation, and Mist International, Inc., a Delaware corporation. (collectively, the “Sellers” and, together with Buyer, the “Parties”), each of the Sellers being a Debtor and Debtor in Possession under Case No. 24-10245 (JTD) (Jointly Administered) (the “Bankruptcy Case”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

RECITALS

A. On February 12, 2024, each of the Sellers filed voluntary bankruptcy petitions in the Bankruptcy Court, initiating the Bankruptcy Case.

B. The Buyer desires to purchase certain assets of the Sellers used exclusively in connection with the operation of the portion of their business related to the sale and distribution of their line of products under the Biocorneum name (such portion of Sellers’ business, the “Business”), which assets are more specifically described on the Schedule(s) attached hereto (such assets, collectively, the “Property”), and to assume certain liabilities of the Sellers relating to or arising in connection with the Business and/or the Property, as more particularly described below in Section 2.2 of this Agreement and the Sellers desire to sell the Property to the Buyer and to assign such liabilities to the Buyer and have the Buyer assume the same, all on the terms and conditions set forth in this Agreement and in accordance with Sections 105, 363 and 365 of Title 11 of the United States Code (as in effect on the date hereof, the “Bankruptcy Code”) and other applicable provisions of the Bankruptcy Code.

D. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in Exhibit “E” hereto.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.
Transfer of Assets.
1.1.
Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement and entry of the Approval Order (as defined in Section 4.1.7 below), on the Closing Date, Sellers agree to sell, assign, transfer, convey and deliver (pursuant to Sections 363 and 365 of the Bankruptcy Code) to the Buyer, free and clear of all Liens to the extent provided in the Approval Order, Sellers’ right, title and interest in the Property, as set forth in the following subsections of this Section 1.1 (other than the Excluded Assets (as defined in Section 1.2 below)).
1.1.1.
Leases and Contracts. Each Seller’s right, title and interest in and to (i) the lessee’s interest under those real property leases described on Schedule 1.1.1(i) attached to this Agreement and incorporated herein by this reference (collectively, the “Real Property Leases”), (ii) the lessee’s interest under those equipment, personal property and intangible property leases, rental agreements, licenses, contracts, agreements and similar arrangements, if any, described on Schedule 1.1.1(ii) attached to this Agreement and incorporated herein by this reference (collectively, the “Other Leases”), and (iii) those other contracts, leases, orders, purchase orders, licenses, contracts, agreements and similar arrangements described on Schedule 1.1.1(iii) attached to this Agreement and incorporated herein by this reference (collectively, the “Other Contracts” and together with the Real Property Leases and Other Leases, the “Leases and Contracts”).
1.1.2.
Personal Property. All items of equipment and tangible personal property, if any, owned by any of the Sellers and heretofore used exclusively in connection with Sellers’ operation of the Business, including, without limitation, to the extent used exclusively in connection with Sellers’ operation of the Business, any such furniture, vehicles, machinery, equipment, tools, devices, instruments, spare parts, computers, fixtures and furnishings and other items of tangible personal property listed or described in Schedule 1.1.2 attached to this Agreement and incorporated herein by this reference (collectively, the “Personal Property”). As used herein, the Personal Property does not include the Inventory (as defined below). The Personal Property shall also expressly exclude any equipment or other tangible property held by any Sellers pursuant to a lease, rental agreement, contract, license or similar arrangement (a “Contract”) where Buyer does not assume the underlying Contract relating to such personal property at the Closing (collectively, “Contracted Personalty”).
1.1.3.
Intangible Property. Such intangible personal property owned or held by any Seller to the extent used exclusively in connection with Sellers’ operation of the Business and described on Schedule 1.1.3 attached hereto and incorporated herein by this reference, but in all cases only to the extent of such Seller’s right, title and interest and only to the extent transferable (collectively, the “Intangible Property”). As used in this Agreement, Intangible Property shall in all events exclude (i) any materials containing privileged communications or information about employees, disclosure of which would violate an employee’s reasonable expectation of privacy and any other materials which are subject to attorney-client or any other privilege, and (ii) any software or other item of intangible property held by Sellers pursuant to a license or other Contract where Buyer does not assume the underlying Contract relating to such intangible personal property at the Closing (collectively, “Contracted IP”).
1.1.4.
Permits. To the extent transferable and assignable, each Seller’s interest in all licenses, certificates of occupancy, permits, registrations, certificates of public convenience and necessity, approvals, licenses, easements, authorizations and operating rights issued or granted by any governmental or similar authority having jurisdiction over the Business to the extent relating exclusively to the operation of the Business, including, without limitation, those described on

Schedule 1.1.4 attached hereto and incorporated herein by this reference (collectively, the “Permits and Licenses”).
1.1.5.
Actions. All causes of action to the extent they both (i) are attributable to the other assets included in the Property, and (ii) arise exclusively out of Sellers’ operation of the Business (collectively, the “Actions”).
1.1.6.
Inventory. All supplies, goods, materials, raw materials, work in process, finished goods, replacement parts, maintenance supplies, inventory and stock in trade owned and held by any Sellers and other goods used or consumed in connection with the Leases and Contracts or otherwise maintained, held or stored by or for Sellers at any location for use exclusively in the operation of the Business, including, without limitation, to the extent used in connection with the operation of the Business, those described on Schedule 1.1.6 attached hereto and incorporated herein by this reference (collectively, the “Inventory”).
1.1.7.
Vendor Items. All promotional allowances and vendor rebates and similar items of Sellers to the extent directly and exclusively related to the Property (collectively, the “Vendor-Related Assets”).
1.1.8.
Claims, Etc. All claims, prepayments, warranties, guarantees, refunds, reimbursements, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature of Sellers, in each case to the extent relating or arising exclusively in connection with the Property or Sellers’ operation of the Business (collectively, the “Claims”, and collectively with the Permits and Licenses, Actions, Inventory, and Vendor-Related Assets, the “Assignment Property”).
1.1.9.
Certain Insurance Rights. To the extent assignable, Sellers’ rights under insurance policies to the extent they both relate exclusively to the Business for the period prior to the Closing Date and the associated insurance claims comprise part of the Property.
1.2.
Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Property shall exclude all of the following (collectively, the “Excluded Assets”): (i) those items excluded pursuant to the provisions of Section 1.1 above; (ii) Sellers’ rights under this Agreement and all cash and non-cash consideration payable or deliverable to Sellers pursuant to the terms and provisions hereof; (iii) all cash deposits and prepaid items relating to or arising in connection with the operation of the Business; (iv) all cash and cash equivalents (including checking account balances, certificates of deposit and other time deposits and petty cash) and marketable and other securities relating to or arising in connection with the operation of the Business, (v) all tax refunds, rebates, credits and similar items relating to or arising out of the operation of the Business and to any period, or portion of any period, on or prior to the Closing Date; (vi) insurance proceeds, claims and causes of action with respect to or arising in connection with (A) any Contract which is not assigned to Buyer at the Closing, or (B) any item of tangible or intangible property not acquired by Buyer at the Closing; or (C) any Directors & Officers Liability Insurance Policy (or similar policy) of any of the Sellers, or (D) any item of tangible or intangible property, any lease, rental agreement (in each case, whether relating to real or personal property), contract, license or similar arrangement where Buyer has not assumed the associated Liability or obligation as part of the Assumed Liabilities pursuant to Section 2.2 below, (v) any lease, rental agreement (in each case, whether relating to real or personal property), contract, license or similar arrangement not assigned to Buyer at the Closing and all Contracted IP and/or Contracted Personalty held by any Seller pursuant thereto, (vii) all securities, whether capital stock or debt, of any Seller or any other entity; (viii) all tax records, minute books, stock transfer books and corporate seal of each Seller; (ix) any letters of credit or similar financial accommodations issued to any third party(ies) for the account of any Seller and any collateral therefor and other collateral deposits and prepaid items associated with the Property; (x) all rights, claims and causes of action of Sellers against former officers, directors, employees, members, principals, agents, and representatives of any Seller, including, without limitation, any arising under or in connection with the applicable provisions of Sarbanes-Oxley or other securities laws; (xi) all preference or avoidance claims and actions of any of the Sellers, including, without limitation, any such claims and actions arising under Sections 544, 547, 548, 549, and 550 of the Bankruptcy Code; (xii) all rights, claims and causes of action of any Seller (or which may result in a benefit to any of the Sellers) asserted or which may hereafter be asserted in any of the litigation proceedings described on Schedule 1.2(xii) attached hereto and incorporated herein by this reference in which any Seller is a party or of which any Seller is a potential beneficiary, and (xiii) those additional assets, if any, listed on Schedule 1.2(xiii) attached hereto and incorporated herein by this reference.
1.3.
Instruments of Transfer. The sale, assignment, transfer, conveyance and delivery of the Property to Buyer shall be made by deeds, assignments, bill of sale, and other instruments of assignment, transfer and conveyance provided for in Section 3 below and such other instruments as may reasonably be requested by Buyer to transfer, convey, assign and deliver the Property to Buyer, but in all events only to the extent that the same do not impose any Liabilities upon Sellers or in any other respect increase in any material way the burdens imposed by the other provisions of this Agreement upon Sellers, or any of them, or the remedies of Buyer.
1.4.
Non-Assignment.

1.4.1 Notwithstanding anything to the contrary in this Agreement, a Contract shall not be a part of the Property hereunder and shall not be assigned to, or assumed by, Buyer to the extent that such Contract is rejected by a Seller or terminated by a Seller or any other party thereto, or terminates or expires by its terms, on or prior to such time as it is to be assumed by Buyer as hereunder and is not continued or otherwise extended upon assumption.

1.4.2 Notwithstanding anything to the contrary in this Agreement, to the extent any Property requires a consent, permission approval, acknowledgment, authorization of or filing with any third party or any authorization of any Governmental Body (other than, and in addition to and determined after giving effect to any order of the Bankruptcy Court, including the Approval Order) (each, a “Consent or Governmental Authorization”) in order to permit the sale or transfer to Buyer of the applicable Seller’s right, title and interest in and to such asset, and such Consent or Governmental Authorization has not been obtained prior to such time as such right, title and interest is to be transferred to Buyer as part of the Property hereunder, such asset shall not be transferred to, or received by, Buyer at the Closing. If any Property is deemed not to be assigned pursuant to this Section 1.4.2, the Closing shall nonetheless take place subject to the terms and conditions set forth herein and, thereafter, through the earlier of such time as such Consent or Governmental Authorization is obtained and three (3) months following the Closing (or the closing of the Bankruptcy Case or dissolution of the applicable Seller(s), if earlier), Sellers and Buyer shall (A) use commercially reasonable efforts to secure such Consent or Governmental Authorization as promptly as practicable after the Closing and (B) cooperate in good faith in any lawful and commercially reasonable arrangement reasonably proposed by Buyer, including subcontracting, licensing, or sublicensing to Buyer any or all of any Seller’s rights and obligations with respect to any such portion or item of the Property, under which (1) Buyer shall obtain (without infringing upon the legal rights of such third party or violating any Law) the economic rights and benefits (net of the amount of any related Tax costs imposed on Sellers or their respective Affiliates or any direct costs associated with the retention and maintenance of such Property incurred by any Seller or its Affiliates) with respect to such Property with respect to which the Consent or Governmental Authorization has not been obtained and (2) Buyer shall assume and timely discharge any related burden and obligation with respect to such Property. Upon satisfying any requisite Consent or Governmental Authorization requirement applicable to such Property after the Closing, the applicable Seller’s right, title and interest in and to such Property shall promptly be transferred and assigned to Buyer in accordance with the terms of this Agreement and the Approval Order and the Bankruptcy Code. Notwithstanding anything herein to the contrary, no Seller will be obligated to pay any consideration therefor to any third party from whom Consent or Governmental Authorization is requested or to initiate any litigation to obtain any such Consent or Governmental Authorization.

2.
Consideration.
2.1.
Purchase Price.

2.1.1. The cash consideration to be paid by Buyer to Sellers for the Property (the “Purchase Price”) shall be an amount equal to Eight Million Dollars ($8,000,000.00).

2.1.2 The Purchase Price shall be paid as follows:

2.1.1.(a)
In accordance with the requirements of the Bidding Procedures (as defined in Section 3.8 below) Buyer has deposited to an account of Pachulski Stang Ziehl & Jones LLP at M&T Bank (the “Escrow Holder”) an amount equal to Eight Hundred Thousand Dollars ($800,000.00) (the “Deposit”) in immediately available, good funds (funds delivered in this manner are referred to herein as “Good Funds”), pursuant to joint escrow instructions to be delivered to the Escrow Holder on or before the Execution Date. The Deposit shall become nonrefundable upon the termination of the transactions contemplated by this Agreement (the “Sale Transactions”) by reason of Buyer’s default of any obligation hereunder, including, without limitation, Buyer’s failure to consummate the Closing when required hereunder and any termination hereof pursuant to Section 4.3.1(g) below (collectively, a “Buyer Default Termination”), it being agreed that Sellers shall not have the right to so terminate this Agreement unless Buyer has failed to cure the applicable default within five (5) days following its receipt of written notice thereof from Sellers. At the Closing, the Deposit (and any interest accrued thereon) shall be credited and applied toward payment of the Purchase Price and each Party shall deliver to the Escrow Holder such written instructions as the Escrow Holder may reasonably require in order to disburse the Deposit to Seller. In the event the Deposit becomes nonrefundable by reason of a Buyer Default Termination, Escrow Holder shall immediately disburse the Deposit and all interest accrued thereon to Sellers to be retained by Sellers for their own account. If the Sale Transactions terminate by reason of (A) Sellers’ material default under this Agreement, it being agreed that Buyer shall not have the right to so terminate this Agreement unless Sellers have failed to cure the applicable default within five (5) days following their receipt of written notice thereof from Buyer, or (B) the failure of a condition to Buyer’s obligations hereunder, the Escrow Holder shall return to Buyer the Deposit.
2.1.1.(b)
On the Closing Date, Buyer shall (A) cause the Escrow Holder to deliver the Deposit to Sellers, and (B) pay and deliver, in Good Funds, the balance of the Purchase Price to Sellers.
2.2.
Assumed Liabilities. Effective as of the Closing Date, and solely to the extent arising under or in connection with the Property or Sellers’ operation of the Business , Buyer shall assume (and pay, perform and satisfy when due) all of the following liabilities and obligations of Sellers: (i) all obligations of Sellers now existing or hereafter arising or accruing under the Leases and Contracts, including, without limitation and for the avoidance of all doubt, the obligation to pay as and when required by the Approval Order all Cure Costs payable in connection with the assumption and assignment of the Leases and Contracts; (ii) with respect to trade payables of the Business to the extent incurred solely in connection with Sellers’ operation of the Business in the ordinary course after the commencement of the Bankruptcy Case and obligations to customers of Sellers for refunds, rebates, returns, discounts, credits, warranty obligations and the like existing as of the Closing Date, (iii) with respect to any product liability or warranty claims existing as of the Closing Date, (iv) all Liabilities arising out of the conduct of the Business or the ownership of any portion of the Property by Buyer from and after the Closing, and (v) all other Liabilities listed or described on Schedule 2.2 attached hereto and incorporated herein by this reference (collectively, the “Assumed Liabilities”).

2.3 Purchase Price Allocation. Not later than three (3) days prior to the Closing Date, Buyer shall prepare and deliver to Sellers for their review and consideration a schedule (the “Allocation Schedule”) allocating the Purchase Price among the various assets comprising the Property in accordance with Treasury Regulation 1.1060-1 (or any comparable provisions of state or local tax law) or any successor provision. If Sellers disagree with or raise objections to the Allocation Schedule, Buyer and Sellers will negotiate in good faith to resolve such objections. If the Parties are able to agree upon the allocation of the Purchase Price, Buyer and Sellers shall report and file all tax returns (including any amended tax returns and claims for refund) consistent with such mutually agreed Purchase Price allocation, and shall take no position contrary thereto or inconsistent therewith (including in any audits or examinations by any taxing authority or any other proceedings). Buyer and Sellers shall file or cause to be filed any and all forms (including U.S. Internal Revenue Service Form 8594), statements and schedules with respect to such allocation, including any required amendments to such forms. If, on the other hand, the Parties are unable mutually to agree upon the manner in which the Purchase Price should be allocated, Buyer and Sellers shall be free to make their own respective allocations of the Purchase Price for tax purposes. The Parties shall reasonably cooperate with each other following the Closing and use commercially reasonable efforts to provide such reasonably necessary information as the other may request or require for tax or audit purposes.

3.
Closing Transactions; Conduct of Transactions Pursuant to Bid Procedures Order, Etc..
3.1.
Closing Conference. The Closing of Sale Transactions (the “Closing”) shall take place remotely by electronic delivery of the documents to be executed and delivered at the Closing or at such place or places and in such other manner as the Parties may mutually agree upon.
3.2.
Closing Date. The Closing shall be held upon the earlier to occur of (i) the second (2nd) business day following the satisfaction of the last of the conditions set forth in Sections 4.1 and 4.2 below, and (ii) April 17, 2024 (as such date may be extended pursuant to clause (xx) of this sentence, the “Outside Date”); provided, however, (xx) Sellers, in their sole and absolute discretion, shall have the right and option, upon written notice delivered to Buyer, to extend the Outside Date by up to a period of ten (10) days, and (yy) in the event the conditions to Closing have not been satisfied or waived by the Outside Date (as the same may be extended pursuant to clause (xx) of this Section 3.2), then any Party who is not in material default hereunder may terminate this Agreement. Alternatively, the Parties may mutually agree to an extended Outside Date. Until this Agreement is terminated, the Parties shall, subject to the provisions of Section 1.4.2, diligently continue to work to satisfy all conditions to Closing and the transaction contemplated herein shall close as soon as such conditions are satisfied or waived.
3.3.
Sellers’ Deliveries to Buyer at Closing. On the Closing Date, Sellers shall make the following deliveries to Buyer:
3.3.1.
An Assignment and Assumption of Leases and Contracts substantially in the form and content attached as Exhibit “A” hereto, duly executed by Sellers pursuant to which each Seller shall assign to Buyer such Seller’s respective interest in the Leases and Contracts (the “Assignment of Leases”).
3.3.2.
A Bill of Sale and Assignment, duly executed by Sellers in the form and on the terms of the bill of sale attached hereto as Exhibit “B,” pursuant to which each Seller transfers and assigns to Buyer such Seller’s right, title and interest in and to the Personal Property and the Assignment Property (the “Bill of Sale”).

3.3.3.
A counterpart Assignment of Intangible Property, duly executed by Sellers, in the form and content of the assignment of intangible property attached as Exhibit “C” hereto, pursuant to which each Seller assigns to Buyer such Seller’s interest, if any, in and to the Intangible Property (the “Assignment of Intangible Property”).
3.3.4.
A duly completed IRS Form W-9 from each of the Sellers.
3.3.5.
Possession and control of the Property, free and clear of all Liens to the extent provided in the Approval Order, excluding, in all events, Buyer’s obligations under this Agreement.
3.3.6.
A copy of the Approval Order authorizing and approving the execution and delivery and performance of this Agreement, all other documents contemplated herein and the transactions contemplated hereby and thereby and the acts of the officers and employees of Sellers in carrying out the terms and provisions hereof.
3.4.
Buyer’s Deliveries to Sellers at Closing. On the Closing Date, Buyer shall make or cause the following deliveries to Sellers or, in the case of Section 3.4.4 below, to the respective counterparties under the applicable Leases and Contracts:
3.4.1.
Payment of the Purchase Price.
3.4.2.
A counterpart of the Assignment of Leases, duly-executed by Buyer.
3.4.3.
An Assumption of Liabilities with respect to the Assumed Liabilities, in the form and content attached as Exhibit “D” hereto and incorporated herein by this reference, duly-executed by Buyer (the “Assumption of Liabilities”).
3.4.4.
Buyer shall pay prior to or concurrently with the Closing any Cure Costs and cure any and all other defaults and breaches under the Leases and Contracts so that such Leases and Contracts may be assumed by the applicable Seller and assigned to Buyer in accordance with the provisions of section 365 of the Bankruptcy Code and this Agreement.
3.4.5.
Any such other documents, funds or other things reasonably contemplated by this Agreement to be delivered by Buyer to Sellers at the Closing.
3.5.
Apportioned Items. Any rent, current taxes, prepaid advertising, utilities and similar items (including, without limitation, any prepaid insurance, maintenance, tax or common area or like payments under any Real Property Leases or Other Leases and Contracts, or any of them), in each case, to the extent relating to or attributable to the Business and/or related to the Property shall be apportioned between Sellers and Buyer as of the Closing Date, and, in each case, based upon Seller bearing the amounts attributable to the period prior to the Closing and the Buyer bearing the portion attributable to the period from and after the Closing. All liabilities and obligations due in respect of periods prior to or as of the Closing Date shall be paid in full or otherwise satisfied by Sellers and all liabilities and obligations due in respect of periods after the Closing Date shall be paid in full or otherwise satisfied by Buyer; provided, however, the provisions of this Section 3.5 are subject to Buyer’s obligations pursuant to Section 2.2, above. Rent shall be prorated on the basis of a thirty (30) day month.
3.6.
Sales, Use and Other Taxes. Any sales, purchase, transfer, stamp, documentary stamp, use or similar taxes under the laws of the states in which any portion of the Property is located, or any subdivision of any such state, or under any federal law or the laws or regulations of any federal agency or authority, which may be payable by reason of the sale or transfer of the Property under this Agreement or the Sale Transactions shall be borne and paid by Buyer. Buyer shall not withhold from the Purchase Price or from other amounts due and payable to Sellers under this Agreement any amounts in respect of any Taxes payable in connection with the Sale Transactions.
3.7.
Possession. Right to possession of the Property shall transfer to Buyer on the Closing Date. Sellers shall transfer and deliver to Buyer on the Closing Date such keys, locks and safe combinations and other similar items as Buyer may reasonably require to obtain occupation and control of the Property, and shall also make available to Buyer at their then existing locations the originals of all documents in Sellers’ actual possession that are required to be transferred to Buyer by this Agreement.
3.8.
Bankruptcy Actions

3.8.1 Reference is made to that certain Order (A) Approving Bid Procedures for the Sale of Substantially All of the Debtors’ Assets; (B) Approving Procedures for the Assumption and Assignment of Executory Contracts and Unexpired Leases; (C) Approving Certain Bid Protections in Connection With the Debtors’ Entry Into Any Potential Stalking Horse Agreement; (D) Scheduling the Auction and Sale Hearing; (E) Approving the Form and Manner of Notice Thereof; and (F) Granting Related Relief entered in the Bankruptcy Case on March 5, 2024 under Docket Number 123 (the “Bid Procedures Order”). The Sale Transactions shall be subject to and shall be conducted by Sellers in accordance with the terms, conditions, process and requirements set forth and established in the Bid Procedures Order.

3.8.2 Promptly following mutual execution and delivery of this Agreement, Sellers shall file a motion (the “Sale Motion”) seeking entry of an order of the Bankruptcy Court approving the sale of the Assets to the Buyer pursuant to the terms of this Agreement (the “Approval Order”), which Approval Order the Sellers shall use commercially reasonable efforts to obtain. The Approval Order shall be in form and content reasonably satisfactory to Buyer and Seller to be hereafter attached as Exhibit “F” hereto. Buyer shall cooperate in all reasonable respects in Sellers’ efforts to obtain the Approval Order and shall be solely responsible for demonstrating, to the Bankruptcy Court’s satisfaction, adequate assurance of future performance under Section 365 of the Bankruptcy Code with respect to each Lease and Contract, it being expressly understood and agreed that neither the Purchase Price nor any of Buyer’s other obligations hereunder (including, without limitation, Buyer’s obligation to consummate the Sale Transactions) shall be affected in any way by the failure of the Property transferred to Buyer at Closing to include any Lease or Contract with respect to which Buyer has failed to so satisfy the Bankruptcy Court of adequate assurance of future performance.

3.8.3 The Parties acknowledge that this Agreement and the sale of the Property are subject to higher and better bids and Bankruptcy Court approval pursuant to the Bid Procedures, as approved by the Bid Procedures Order. The Parties further acknowledge that Sellers must take reasonable steps to demonstrate that they have sought to obtain the highest or otherwise best price for the assets, including giving notice thereof to the creditors of Sellers and other interested parties, providing information about the Sellers to prospective bidders, entertaining higher and better offers from such prospective bidders, and, in the event that additional qualified prospective bidders desire to bid for the Property, conducting an auction process as provided in the Bid Procedures Order.

3.8.4 If an Auction (as defined in the Bid Procedures Order) is conducted, and Buyer is not the prevailing party at the conclusion of such Auction (such prevailing party, the “Successful Bidder”), Buyer shall be required to serve as a Back-Up Bidder (as defined in the Bid Procedures Order) and keep Buyer’s bid to consummate the Sale Transactions on the terms and conditions set forth in this Agreement (as the same may be revised in the Auction) open and irrevocable until this Agreement is otherwise terminated, all as more particularly set forth in the Bid Procedures Order. If the Successful Bidder fails to consummate the applicable transaction contemplated by the Successful Bidder’s bid as a result of a breach or failure to perform on the part of such Successful Bidder, the Seller, after consultation with the Consultation Parties (as defined in the Bid Procedures Order) and with the consent of the Consenting Parties (as defined in the Bid Procedures Order) (such consent not to be unreasonably withheld, delayed or conditioned), shall be authorized, but not required, to deem the applicable Back-Up Bid, as disclosed at the Sale Hearing, as the Successful Bid, and the Sellers, after consultation with the Consultation Parties shall be authorized, but not required, to consummate the sale with the Back-Up Bidder submitting the next highest Bid (as defined in the Bid Procedures Order) for any Property without further order of the Bankruptcy Court.

3.8.5 Notwithstanding any other provision of this Agreement to the contrary, Buyer acknowledges that Sellers and their Affiliates and advisors are and may continue (i) soliciting inquiries, proposals, or offers for the Property in accordance with the Bid Procedures Order, (ii) responding to requests for information or due diligence inquiries, or making management available for such purposes, to Persons in connection with any possible alternative transactions in accordance with the Bid Procedures Order, and (iii) furnishing any information with respect to, or assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek to do any of the foregoing in accordance with the Bid Procedures Order. Notwithstanding any other provision of this Agreement to the contrary, Buyer acknowledges and agrees that Sellers and their Affiliates may enter into a definitive agreement providing for an alternative transaction to the extent provided in the Bid Procedures Order.

3.8.6 The Sellers shall promptly serve true and correct copies of the motion seeking entry of the Approval Order and all related pleadings in accordance with the Bid Procedures Order, the Bankruptcy Code, the applicable bankruptcy rules, and any other applicable Order of the Bankruptcy Court.

3.8.7 In addition to Buyer’s cooperation obligations pursuant to the other provisions of this Agreement, the Buyer shall promptly take all actions as are reasonably requested by the Sellers to assist in obtaining the Bankruptcy Court’s entry of the Approval Order and any other Order reasonably necessary in connection with the Sale Transactions as promptly as practicable, including furnishing affidavits, financial information or other documents or information for filing with the Bankruptcy Court and making such employees and advisors of Buyer and its Affiliates available to testify before the Bankruptcy Court for the purposes of, among other things providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under section 363(m) of the Bankruptcy Code, as well as demonstrating Buyer’s ability to pay and perform or otherwise satisfy any Assumed Liabilities following the Closing.

3.8.8 Sellers’ obligations under this Agreement and in connection with the Sale Transactions are subject to entry of and, to the extent entered, the terms of any Orders of the Bankruptcy Court (including entry of the Approval Order). Nothing in this Agreement shall require Sellers or their respective Affiliates to give testimony to or submit a motion to the Bankruptcy Court that is untruthful or to violate any duty of candor or other fiduciary duty to the Bankruptcy Court or its stakeholders.

4.
Conditions Precedent to Closing; Termination.
4.1.
Conditions to Sellers’ Obligations. Sellers’ obligation to make the deliveries required of Sellers at the Closing Date and otherwise consummate the transaction contemplated herein shall be subject to the satisfaction or waiver by Sellers of each of the following conditions:
4.1.1.
All of the representations and warranties of Buyer contained herein shall continue to be true and correct at the Closing in all material respects.
4.1.2.
Buyer shall have executed and delivered to Sellers the Assignment of Leases (if the Property includes any Leases and/or Contracts) and the Assumption of Liabilities.
4.1.3.
Buyer shall have delivered, or shall be prepared to deliver to Sellers at the Closing, all cash and other documents required of Buyer to be delivered at the Closing.
4.1.4.
Buyer shall have delivered to Sellers evidence (in form and content reasonably satisfactory to Sellers) of all necessary entity action (i.e., both board and stockholder consent) by Buyer in connection with the Sale Transactions.
4.1.5.
No Governmental Body shall have entered an Order that has become final and non-appealable and that restrains, enjoins or otherwise prohibits the consummation of the Sale Transactions.

4.1.6.
Buyer shall have performed or tendered performance in all material respects of all covenants on Buyer’s part to be performed which, by their terms, are required to be performed at or before the Closing.
4.1.7.
The Bankruptcy Court shall have entered the Approval Order and the Approval Order shall not have been stayed as of the Closing Date.

4.1.8 Reserved.

4.2.
Conditions to Buyer’s Obligations. Buyer’s obligation to make the deliveries required of Buyer at the Closing and otherwise consummate the transaction contemplated herein shall be subject to the satisfaction or waiver by Buyer of each of the following conditions:
4.2.1.
Sellers shall have performed or tendered performance in all material respects of all covenants on Sellers’ part to be performed which, by their terms, are required to be performed at or before the Closing.
4.2.2.
All of the representations and warranties of Sellers contained herein shall continue to be true and correct at the Closing, except, in each case, where the failure to be so true and correct would not reasonably be expected to have a material adverse effect on the Property, taken as a whole, following the Closing, other than Section 5.1 and Section 5.2, which shall be true and correction in all material respects.
4.2.3.
Sellers shall have executed and be prepared to deliver to Buyer the Assignment of Leases (in the event that the Property includes any Leases) the Assumption of Liabilities, the Bill of Sale, and the Assignment of Intangible Property.
4.2.4.
Sellers shall have delivered, or shall be prepared to deliver to Buyer at the Closing, all other documents required of Sellers to be delivered hereunder at the Closing.
4.2.5.
No Governmental Body shall have entered an Order that has become final and non-appealable and that restrains, enjoins or otherwise prohibits the consummation of the Sale Transactions.
4.2.6.
The Bankruptcy Court shall have entered the Approval Order and the Approval Order shall not have been stayed as of the Closing Date.

Any waiver of a condition shall be effective only if such waiver is stated in writing and signed by the waiving Party; provided, however, that the consent of a Party to the Closing shall constitute a waiver by such Party of any conditions to Closing not satisfied as of the Closing Date.

4.3.
Termination.
4.3.1.
Right to Terminate. In addition to any termination pursuant to Section 2.1.2(a) above (i.e., a Buyer Default Termination), this Agreement may be terminated and the Sale Transactions may be abandoned in the following circumstances:

4.3.1.(a)
by mutual written consent, duly authorized by Buyer and Sellers;
4.3.1.(b)
by either Buyer or Sellers if (i) the Approval Order has not been entered in the Bankruptcy Case by April 15, 2024, 2024, or (ii) the Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this provision shall not be available to any Party whose failure to fulfill any material obligation under this Agreement has been a cause of, or resulted in, the failure of the Closing to have occurred on or before such date;
4.3.1.(c)
by either Buyer or Sellers, if a court or Governmental Body shall have issued an Order that has become final and non-appealable and that restrains, enjoins or otherwise prohibits the consummation of the Sale Transactions;
4.3.1.(d)
by Buyer if Sellers’ Bankruptcy Case is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code pursuant to the provisions of the Bankruptcy Code;
4.3.1.(e)
by Buyer if the Bankruptcy Court orders the appointment of a trustee or examiner with expanded powers pursuant to the provisions of the Bankruptcy Code in the Bankruptcy Case;
4.3.1.(f)
by the Buyer, if (x) any of the representations and warranties of Sellers contained in this Agreement shall fail to be true and correct, or (y) there shall be a breach by Sellers of their covenants or agreements in this Agreement that in either case (i) would result in the failure of a condition set forth in Section 4.2 and (ii) which is not curable or, if curable, is not cured within thirty (30) calendar days after written notice thereof is delivered by Buyer to the Seller; provided, that the Buyer may not terminate this Agreement pursuant to this Section 4.3.1(f) if Buyer is in material breach of this Agreement;
4.3.1.(g)
by the Sellers, if (x) any of the representations and warranties of Buyer contained in this Agreement shall fail to be true and correct, or (y) there shall be a breach by the Buyer of its covenants or agreements in this Agreement that in either case (i) would result in the failure of a condition set forth in Section 6 and (ii) which is not curable or, if curable, is not cured within thirty (30) calendar days after written notice thereof is delivered by the Sellers to Buyer; provided, that the Sellers may not terminate this Agreement pursuant to this 4.3.1(g) if any Seller is in material breach of this Agreement; or
4.3.1.(h)
by Sellers when permitted under the Bid Procedures Order.

4.3.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 2.1.2(a) or Section 4.3.1, this Agreement (other than this Section 4.3.2, Section 4.3.3 and Article X, which shall survive such termination) will forthwith become void, and there will be no Liability on the part of Buyer or Sellers or any of their respective officers, directors, agents or other representatives to the others and all rights and obligations of any party hereto will cease, provided, however, that (i) nothing herein will relieve any party from

Liability for any breach of any representation, warranty, covenant, agreement or other obligation contained in this Agreement which occurred prior to termination of this Agreement in accordance with its terms, and (ii) the provisions of Sections 2.1.2(a) shall apply to any Buyer Default Termination (as defined in Section 2.1.2(a) above).

4.3.3 Refund of Deposit. In the event this Agreement is terminated other than as a result of a Buyer Default Termination, then the Deposit shall be promptly returned to Buyer free and clear of any Liens.

5.
Sellers’ Representations and Warranties. Sellers hereby make (each as to themselves only) the following representations and warranties to Buyer:
5.1.
Organization, Standing and Power. Sellers are duly organized, validly existing and in good standing under the laws of the states of their respective organization set forth in the preamble to this Agreement. Sellers have all requisite entity power and authority to own, lease and, subject to the provisions of the Bankruptcy Code applicable to debtors in possession, operate its properties, to carry on Sellers’ business as now being conducted. Subject to entry of the Approval Order, Sellers have the power and authority to execute, deliver and perform this Agreement and all writings relating hereto.
5.2.
Validity and Execution. This Agreement has been duly executed and delivered by Sellers and, upon entry of the Approval Order, will constitute the valid and binding obligation of Sellers enforceable against it in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).
5.3.
No Conflict. Subject to the entry of the Approval Order, the consummation of the Sale Transactions, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Sellers do not and will not: (i) conflict with or result in a breach of the articles of incorporation, by-laws or operating agreement, as applicable, of Sellers; (ii) violate any statute, law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority, or (iii) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which any Seller is a Party or by which Buyer or its assets or properties may be bound, except in the case of clauses (ii) and (iii) hereof, as would not reasonably be expected to have a material adverse effect on the Property, taken as a whole.
5.4.
Litigation. Except for the Bankruptcy Case and except as set forth on Schedule 5.4 hereto, to Sellers’ Knowledge (which, for purposes of this Agreement means and refers only to the actual current knowledge of Ronald Menezes and Oliver Bennett) there is no litigation or investigation pending or threatened against or materially adversely affecting the Property, before any court or governmental authority, except in each case as would not reasonably be expected to have a material adverse effect on the Property, taken as a whole. To Sellers’ Knowledge, except for the Bankruptcy Case, Sellers are not subject to any outstanding Litigation or Order, which, individually or in the aggregate, would prevent, or materially delay Sellers from consummating the Sale Transactions.
6.
Buyer’s Warranties and Representations. In addition to the representations and warranties contained elsewhere in this Agreement, Buyer hereby makes the following representations and warranties to Sellers:
6.1.
Organization, Standing and Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all requisite entity power and authority to own, lease and operate its properties, to carry on its business as now being conducted and to execute, deliver and perform this Agreement and all writings relating hereto.
6.2.
Validity and Execution. This Agreement has been duly executed and delivered by Buyer and will constitute the valid and binding obligation of Buyer enforceable against it in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).
6.3.
No Conflict. The execution, delivery and performance of this Agreement and all writings relating hereto by Buyer have been duly and validly authorized. The execution and delivery of this Agreement, the consummation of the Sale Transactions, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Buyer do not and will not: (i) conflict with or result in a breach of the articles of incorporation or by-laws of Buyer or, if applicable, other organizational documents or agreements of Buyer; (ii) violate any statute, law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority; (iii) require Buyer to make any filings with any third party or Governmental Body or to obtain any Consent or Governmental Authorization, or (iv) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which Buyer is a Party or by which Buyer or its assets or properties may be bound.
6.4.
Availability of Funds. Buyer has, and through the Closing Date will have, cash available and committed to the transaction contemplated that is sufficient to enable Buyer to consummate the Sale Transactions and to pay and satisfy in full the Purchase Price and all other monetary obligations of Buyer hereunder.
6.5.
Certain Arrangements. As of the date hereof, there are no Contracts, undertakings, commitments, agreements or obligations, whether written or oral, between Buyer, on the one hand, and any member of the management of any Seller or its respective board of directors (or member of management or applicable governing body of any Affiliate of any Seller), any holder of equity or debt securities of any Seller, or any lender or creditor of any Seller or any Affiliate of any Seller, on the other hand, (a) relating in any way to the acquisition of the Property or the Sale or (b) that would be reasonably likely to prevent, restrict, impede or affect adversely the ability of any Seller or any of its Affiliates to entertain, negotiate or participate in any such transactions.

6.6.
Solvency. Buyer is, and immediately after giving effect to the Sale Transactions shall be, solvent and at all times shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debt (including a reasonable estimate of the amount of all contingent Liabilities) and (c) have adequate capital to carry on its business. No transfer of property is being made by Buyer and no obligation is being incurred by Buyer in connection with the Sale Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer or Sellers. In connection with the Sale Transactions, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.
7.
“AS IS” Transaction. Buyer hereby acknowledges and agrees that, except only as provided in Section 5 above, Sellers do not make, and Buyer has not relied, is not relying and will not rely on any representations or warranties of Sellers whatsoever, express or implied, with respect to any matter relating to the Property (including, without limitation, income to be derived or expenses to be incurred in connection with the Property, the physical condition of the Personal Property or Inventory, the environmental condition or other matter relating to the physical condition of any real property or improvements which are the subject of any Real Property Lease, the zoning of the real property or improvements which are the subject of any Real Property Lease, the value of the Property (or any portion thereof), the transferability of the Property or any portion thereof, the terms, amount, validity, collectability or enforceability of the Accounts Receivable or any Assumed Liabilities or Lease or Contract, the merchantability or fitness of the Personal Property, the Inventory or any other portion of the Property for any particular purpose, whether the assignment of any Lease or Contract without the consent of the counterparties thereto would constitute a breach or default under such Lease or Contract). Without in any way limiting the foregoing, Sellers hereby disclaim any warranty (express or implied) of merchantability or fitness for any particular purpose as to any portion of the Property. Buyer further acknowledges that Buyer has conducted an independent inspection and investigation of the physical condition of all portions the Property and all such other matters relating to or affecting or comprising the Property and/or the Assumed Liabilities (including, without limitation, those matters, if any, disclosed to Buyer pursuant to Schedule 7 attached hereto and incorporated herein by this reference) as Buyer deemed necessary or appropriate and that in proceeding with its acquisition of the Property, Buyer is doing so based solely upon such independent inspections and investigations. Accordingly, Buyer will accept the Property at the Closing “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.” Finally, Buyer hereby also acknowledges that, as stated in Sections 5.1 and 5.2 above, the enforceability of this Agreement against Sellers is subject in all respects to entry of the Approval Order.
8.
Operation Pending Closing. Except (i) as otherwise expressly contemplated by this Agreement, (ii) with the prior written consent of Buyer, (iii) as prohibited or restricted by the Bankruptcy Code or other applicable Laws or by the terms and provisions of any debtor in possession financing agreement entered into in the Bankruptcy Case (the “DIP Agreement”), or (iv) as described on Schedule “8” attached hereto and incorporated herein by this reference, from the date hereof until the Closing Date, the Sellers shall use commercially reasonable efforts to: (a) except as otherwise required by the DIP Agreement, conduct the Property and Assumed Liabilities in the usual and ordinary course taking into account the Bankruptcy Case, and (b) use commercially reasonable efforts to preserve intact the Property and the Assumed Liabilities, to keep available the services of its current employees and agents and to maintain its relations and goodwill with its suppliers, customers, distributors and any others with whom or with which it has business relations.
9.
Reserved.
10.
Miscellaneous.
10.1.
Attorneys’ Fees. In the event that either Party hereto brings an action or other proceeding to enforce or interpret the terms and provisions of this Agreement, the prevailing Party in that action or proceeding shall be entitled to have and recover from the non-prevailing Party all such fees, costs and expenses (including, without limitation, all court costs and reasonable attorneys’ fees) as the prevailing Party may suffer or incur in the pursuit or defense of such action or proceeding.
10.2.
Reasonable Access to Records and Certain Personnel. In order to facilitate Sellers’ efforts to administer and close the Bankruptcy Case (including, without limitation, the preparation of filings in the Bankruptcy Case and state, local and federal tax returns and other filings, reconciliation of claims filed in the Bankruptcy Case, removal of corporate and other records and information relating or belonging to entities other than Sellers), for a period of five (5) years following the Closing, (i) the Buyer shall permit Sellers’ counsel and other professionals and counsel for any successor to Sellers and its respective professionals (collectively, “Permitted Access Parties”) reasonable access to the financial and other books and records relating to the Property or the Business and the systems containing such information, books and records, which access shall include (xx) the right of such Permitted Access Parties to copy or remove, as applicable, at such Permitted Access Parties’ expense, such documents and records as they may request in furtherance of the purposes described above, and (yy) Buyer’s copying and delivering to the relevant Permitted Access Parties such documents or records as they may request, but only to the extent such Permitted Access Parties furnish Buyer with reasonably detailed written descriptions of the materials to be so copied and the applicable Permitted Access Party reimburses the Buyer for the reasonable costs and expenses thereof, and (ii) Buyer shall provide the Permitted Access Parties (at no cost to the Permitted Access Parties) with reasonable access during regular business hours to relevant employees or agents of Buyer as Sellers may hereafter designate in writing, to assist Sellers and the other Permitted Access Parties (including by providing and generating, at Sellers or such other Permitted Access Parties’ cost or expense, if applicable, such information, reports, filings and analyses as Sellers or the other Permitted Access Parties may reasonably request from time to time) in their post-Closing activities (including, without limitation, preparation of tax returns), provided that such access and assistance does not unreasonably interfere with the Buyer’s business operations.
10.3.
Notices. Unless otherwise provided herein, any notice, tender, or delivery to be given hereunder by any Party to the other may be effected by personal delivery in writing, or by registered or certified mail, postage prepaid, return receipt requested or by facsimile, and shall be deemed communicated as of the date of mailing or facsimile transmission (with answer back confirmation of such transmission). Mailed notices shall be addressed as set forth below, but each Party may change his address by written notice in accordance with this Section 10.3.

To Sellers:	Sientra, Inc.
3333 Michelson Drive, Suite 350
Irvine, CA 92612
Attn: Oliver Bennett, Esq.
Email: oliver.bennett@sientra.com

With a copy to:	Pachulski Stang Ziehl & Jones LLP
919 North Market Street, 17th Floor
Wilmington, Delaware 19899
Attn: Laura Davis Jones, Esq.
and David M. Bertenthal, Esq.
Email: ljones@pszjlaw.com and dbertenthal@pszjlaw.com

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn: Nicole L. Greenblatt, P.C.
Elizabeth H. Jones
Email: nicole.greenblatt@kirkland.com and elizabeth.jones@kirkland.com

To Buyer:	Nuance Intermediary, LLC
5931 Sea Lion Place, Suite 113
Carlsbad, CA 92010
Attn: Daniel Henn
Email: dhenn@mdholdings.com

With a copy to:	Ferguson Braswell Fraser Kubasta PC
2500 Dallas Parkway, Suite 600
Plano, TX 75093
Attn: Rachael L. Smiley
Kenn W. Webb
Email: rsmiley@fbfk.law and
kwebb@fbfk.law

10.4.
Entire Agreement. This instrument, that certain Confidentiality Agreement dated February 15, 2024, between Sientra, Inc. and Buyer, the Approval Order, and the documents to be executed pursuant hereto contain the entire agreement between the Parties relating to the sale of the Property. Any oral representations or modifications concerning this Agreement or any such other document shall be of no force and effect excepting a subsequent modification in writing, signed by the Party to be charged.
10.5.
Modification. This Agreement may be modified, amended or supplemented only by a written instrument duly executed by all the Parties hereto.
10.6.
Closing Date. All actions to be taken on the Closing pursuant to this Agreement shall be deemed to have occurred simultaneously, and no act, document or transaction shall be deemed to have been taken, delivered or effected until all such actions, documents and transactions have been taken, delivered or effected.
10.7.
Severability. Should any term, provision or paragraph of this Agreement be determined to be illegal or void or of no force and effect, the balance of the Agreement shall survive.
10.8.
Captions. All captions and headings contained in this Agreement are for convenience of reference only and shall not be construed to limit or extend the terms or conditions of this Agreement.
10.9.
Further Assurances. Each Party hereto will execute, acknowledge and deliver any further assurance, documents and instruments reasonably requested by any other Party for the purpose of giving effect to the Sale Transactions in accordance herewith; provided that nothing herein shall be deemed to require any Party to execute or deliver any such further assurance, document or instrument to the extent that the same could in any material way increase the monetary or other burdens, obligations or liabilities otherwise imposed upon such Party by this Agreement.
10.10.
Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.
10.11.
Brokerage Obligations. Sellers and the Buyer each represent and warrant to the other that, other than Miller Buckfire (the “Broker”), Sellers’ investment banker, such Party has incurred no Liability to any broker or agent with respect to the payment of any commission or other compensation regarding the consummation of the transaction contemplated hereby. It is agreed that if any claims for commissions, fees or other compensation, including, without limitation, brokerage fees, finder’s fees, or commissions are ever asserted against Buyer or Sellers in connection with this transaction by any party other than the Broker (for whose commission or other compensation Sellers shall be solely responsible), all such claims shall be handled and paid by the Party whose actions form the basis of such claim and such Party shall indemnify, defend (with counsel reasonably satisfactory to the Party entitled to indemnification), protect and save and hold the other harmless from and against any and all such claims or demands asserted by any person, firm or corporation in connection with the transaction contemplated hereby.
10.12.
Payment of Fees and Expenses. Except as provided in Section 10.1 above, each Party to this Agreement shall be responsible for, and shall pay, all of its own fees and expenses, including those of its counsel, incurred in the negotiation, preparation and consummation of the Agreement and the transaction described herein.
10.13.
Survival. The respective representations and warranties of Buyer and Sellers and all covenants (except for those covenants which, by their nature, are to be performed after the Closing) under this Agreement (and in any certificates or other documents delivered prior to or at the Closing) shall automatically lapse and cease to be of any further force or effect effective upon the Closing.
10.14.
Assignments. This Agreement shall not be assigned by any Party hereto without the prior written consent of the other Party hereto, which consent the Parties may grant or withhold in their sole and absolute discretion.
10.15.
Binding Effect. Subject to the provisions of Section 10.14, above, this Agreement shall bind and inure to the benefit of the respective heirs, personal representatives, successors, and assigns of the Parties hereto.
10.16.
Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any conflicts of Law principles and the applicable provisions of the Bankruptcy Code.
10.17.
Good Faith. All Parties hereto agree to do all acts and execute all documents required to carry out the terms of this Agreement and to act reasonably and in good faith with respect to the terms and conditions contained herein before and after Closing, including, without limitation, in Buyer’s case by reasonably cooperating in Sellers’ efforts to obtain entry of the Approval Order. Without limiting the foregoing, Buyer shall be solely responsible for demonstrating, to the Bankruptcy Court’s satisfaction, adequate assurance of future performance under Section 365 of the Bankruptcy Code with respect to each Lease and Contract comprising part of the Property and Buyer shall bear all risk (without any adjustment of any kind to the Purchase Price or other accommodation or remedy) of Buyer’s failure to so satisfy the Bankruptcy Court as to any Leases or Contracts.
10.18.
Construction. In the interpretation and construction of this Agreement, the Parties acknowledge that the terms hereof reflect extensive negotiations between the Parties and that this Agreement shall not be deemed, for the purpose of construction and interpretation, drafted by either Party hereto.
10.19.
Counterparts. This Agreement may be signed in counterparts. The Parties further agree that this Agreement may be executed by the exchange of signature pages by electronic mail and signatures delivered in such manner shall be deemed binding for all purposes hereof on the Party delivering the same as though such signature pages were originals.
10.20.
Personally Identifiable Information. Buyer shall honor and observe any and all written policies of Sellers in effect on the execution date hereof restricting or regarding the access, transfer, possession, storage, control, or ownership of Personally Identifiable Information and otherwise comply with all applicable Law with respect to Personally Identifiable Information.

10.21.
Time is of the Essence. Time is of the essence in this Agreement, and all of the terms, covenants and conditions hereof.
10.22.
Interpretation and Rules of Construction. In this Agreement, except to the extent that the context otherwise requires:
10.22.1.
when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or a Schedule to, this Agreement unless otherwise indicated;
10.22.2.
the headings and captions used in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
10.22.3.
whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
10.22.4.
the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
10.22.5.
all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
10.22.6.
the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
10.22.7.
any law defined or referred to herein or in any agreement or instrument that is referred to herein means such law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor laws;
10.22.8.
references to a person are also to its permitted successors and assigns; and
10.22.9.
the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

10.23 Specific Performance. The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if any of the Parties fails to take any action required of it hereunder to consummate the Sale Transactions. It is accordingly agreed that (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.24 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the Sale Transactions and without that right, neither Sellers nor Buyer would have entered into this Agreement. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions or other Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.23 will not be required to provide any bond or other security in connection with any such Order. The remedies available to a Party pursuant to this Section 10.23 will be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any Party from seeking to collect or collecting damages. If, prior to the Outside Date, any Party brings any action, in each case in accordance with Section 10.24, to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date will automatically be extended (i) for the period during which such action is pending, plus ten business days or (ii) by such other time period established by the court presiding over such action, as the case may be. In no event will this Section 10.23 be used, alone or together with any other provision of this Agreement, to require any Seller to remedy any breach of any representation or warranty made by any Seller herein.

Section 10.24 Jurisdiction; Exclusive Venue and Jury Trial Waiver.

10.24.1 Each of the Parties irrevocably agrees that any claim, cause of action, action or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which any Liability or obligation may be sought to be imposed, whether sounding in contract or in tort or under statute, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of, or related to this Agreement or the negotiation, execution, or performance of this Agreement or the Sale Transactions and any questions concerning the construction, interpretation, validity and enforceability of this Agreement (each, an “Agreement Dispute”) brought by any other Party or its successors or assigns will be brought and determined only in (a) the Bankruptcy Court and any federal court to which an appeal from the Bankruptcy Court may be validly taken or (b) if the Bankruptcy Court is unwilling or unable to hear such Action, in the Court of Chancery of the State of Delaware (or if such court lacks jurisdiction, any other state or federal courts sitting in the state of Delaware) (the “Chosen Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any Agreement Dispute. Each of the Parties agrees not to commence any Agreement Dispute except in the Chosen Courts, other than Actions in any court of competent jurisdiction to enforce any Order, decree or award rendered by any Chosen Courts, and no Party will file a motion to dismiss any Agreement Dispute filed in a Chosen Court on any jurisdictional or venue-related grounds, including the doctrine of forum non conveniens. The Parties irrevocably agree that venue would be proper in any of the Chosen Court, and hereby irrevocably waive any objection that any such court is an improper or inconvenient forum for the resolution of any Agreement Dispute. Each of the Parties further irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.3. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

10.24.2 EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM

(WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SALE TRANSACTIONS OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND/OR ENFORCEMENT HEREOF.

Section 10.25 No Right of Set-Off. Buyer, on its own behalf and on behalf of its respective successors and permitted assigns, hereby waives any rights of set-off, netting, offset, recoupment or similar rights that Buyer or any of its or respective successors and permitted assigns has or may have with respect to the payment of the Purchase Price or any other payments to be made by Buyer pursuant to this Agreement or any other document or instrument delivered by Buyer in connection herewith.

Section 10.26 Bulk Sale Laws. Buyer hereby waives Sellers’ compliance with the any “bulk sale” or similar Laws of any state or other applicable jurisdiction.

IN WITNESS WHEREOF, Buyer and Sellers have executed this Asset Purchase Agreement as of the day and year first above written.

BUYER:

Nuance Intermediary, LLC, a
Delaware limited liability company

By:
Name:	Daniel Henn
Its:	Board Member

SELLERS:

Sientra, Inc., a
Delaware Corporation

By:
Name:	Ron Menezes
Its:	Chief Executive Officer

Mist Holdings, Inc., a
Delaware Corporation

By:
Name:	Ron Menezes
Its:	Chief Executive Officer

Mist, Inc. a
Delaware Corporation

By:
Name:	Ron Menezes
Its:	Chief Executive Officer

Mist International Inc., a
Delaware Corporation

By:
Name:	Ron Menezes
Its:	Chief Executive Officer